Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GenEmbryomics Limited
Sydney, Australia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our audit report dated November 22, 2024, relating to the financial statements of GenEmbryomics Limited (the “Company”) as of June 30, 2024 and 2023, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption ‘Experts’ in this Registration Statement.

/s/ BDO Audit Pty Ltd

Sydney, Australia

March 13, 2025